FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT (EMPLOYEES)

THIS AGREEMENT, dated __________, is made by and between Tegal Corporation, a Delaware corporation hereinafter referred to as “Company,” and ________, an employee of the Company or a Subsidiary of the Company, hereinafter referred to as “Employee”:

WHEREAS, the Company wishes to afford the Employee the opportunity to purchase shares of its $0.01 par value Common Stock; and

WHEREAS, the Company wishes to carry out The Seventh Amended and Restated 1998 Equity Participation Plan of Tegal Corporation (as so amended, the “Plan”) (the terms of which are hereby incorporated by reference and made a part of this Agreement); and

WHEREAS, the Committee, appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Non-Qualified Stock Option provided for herein to the Employee as an inducement to enter into or remain in the service of the Company or its Subsidiaries and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.
DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.  The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

Section 1.1  Officer

“Officer” shall mean an officer of the Company, as defined in Rule 16a-1(f) under the Exchange Act, as such Rule may be amended in the future.

Section 1.2  Option

“Option” shall mean the non-qualified stock option to purchase Common Stock of the Company granted under this Agreement.

Section 1.3  Plan

“Plan” shall mean The Seventh Amended and Restated 1998 Equity Participation Plan of Tegal Corporation.

Section 1.4  Secretary

“Secretary” shall mean the Secretary of the Company.

ARTICLE II.
GRANT OF OPTION

Section 2.1  Grant of Option

In consideration of the Employee’s agreement to remain in the employ of the Company or its Subsidiaries and for other good and valuable consideration, on the date hereof the Company irrevocably grants to the Employee the option to purchase any part or all of an aggregate of __________ shares of its $0.01 par value Common Stock upon the terms and conditions set forth in this Agreement.

Section 2.2  Purchase Price

The purchase price of the shares of stock covered by the Option shall be $______ per share without commission or other charge.

Section 2.3  Consideration to Company

In consideration of the granting of this Option by the Company, the Employee agrees to render faithful and efficient services to the Company or a Subsidiary, with such duties and responsibilities as the Company shall from time to time prescribe, for a period of at least one (1) year from the date this Option is granted. Nothing in this Agreement or in the Plan shall confer upon any Optionee any right to continue in the employ of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Optionee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Optionee and the Company and any Subsidiary.

Section 2.4  Adjustments in Option

The Committee shall make adjustments with respect to the Option in accordance with the provisions of Section 10.3 of the Plan.

ARTICLE III.
PERIOD OF EXERCISABILITY

Section 3.1  Commencement of Exercisability

(a)  The Option shall become exercisable as follows:

(i)  The first installment shall consist of fifty percent (50%) of the shares covered by the Option and shall become exercisable on the first anniversary of the date the Option is granted.

(ii)  The second installment shall consist of fifty (50%) of the shares covered by the Option and shall become exercisable on the second anniversary of the date the Option is granted.

(b)  No portion of the Option which is unexercisable at Termination of Employment shall thereafter become exercisable.

Section 3.2  Duration of Exercisability

The installments provided for in Section 3.1 are cumulative.  Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable under Section 3.3.

Section 3.3  Expiration of Option

The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)  The expiration of the Option; or

(b)  The expiration of three (3) years from the date of the Employee’s Termination of Employment by reason of his retirement, death or disability (within the meaning of Section 22(e)(3) of the Code); or

(c)  The expiration of one (1) year from the date of the Employee’s Termination of Employment by reason of his being discharged not for good cause; or

(d)  The expiration of three (3) months from the date of the Employee’s Termination of Employment by reason of his resignation or by reason of his being discharged for good cause; or

(e)  In the event of a Change of Control, unless the Committee waives this provision in connection with such transaction.  At least ten (10) days prior to the effective date of such merger, consolidation, acquisition, liquidation or dissolution, the Committee shall give the Employee notice of such event if the Option has then neither been fully exercised nor become unexercisable under this Section 3.3.

Section 3.4  Acceleration of Exercisability

(a)  Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Option shall, immediately prior to the effective date of the Change in Control, automatically become fully exercisable for all of the shares of Common Stock at the time subject to the Option and may be exercised for any or all of those shares as fully-vested shares of Common Stock, notwithstanding that this Option may not yet have become fully exercisable under Section 3.1(a); provided, however, that this acceleration of exercisability shall not take place if this Option becomes unexercisable under Section 3.3 prior to said effective date.

The Committee may make such determinations and adopt such rules and conditions as it, in its absolute discretion, deems appropriate in connection with such acceleration of exercisability, including, but not by way of limitation, provisions to ensure that any such acceleration and resulting exercise shall be conditioned upon the consummation of the contemplated corporate transaction.

ARTICLE IV.
EXERCISE OF OPTION

Section 4.1  Person Eligible to Exercise

Unless the Option has been transferred in accordance with Section 5.2, during the lifetime of the Employee, only he may exercise the Option or any portion thereof.  After the death of the Employee, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by his personal representative or by any person empowered to do so under the deceased Employee’s will or under the then applicable laws of descent and distribution, and subject to the consent of the Committee pursuant to a DRO or by a Permitted Transferee.

Section 4.2  Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3.

Section 4.3  Manner of Exercise

The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary or his office of all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.3:

(a)  A written notice complying with the applicable rules established by the Committee stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Employee or other person then entitled to exercise the Option or such portion; and

(b)

(i)  Full cash payment to the Secretary of the Company for the shares with respect to which such Option or portion is exercised; or

(ii)  With the consent of the Committee, (A) shares of the Company’s Common Stock owned for at least six months by the Employee, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or (B) shares of the Company’s Common Stock issuable to the Employee upon exercise of the Option, with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or

(iii)  With the consent of the Committee, a full recourse promissory note bearing interest (at no less than a market rate of interest which then precludes the imputation of interest under the Code or successor provision) and payable upon such terms as may be prescribed by the Committee. The Committee may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law; or

(iv)  With the consent of the Committee, property of any kind which constitutes good and valuable consideration; or

(v)  With the consent of the Committee, a notice that the Employee has placed a market sell order with a broker with respect to shares of the Company’s Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; or

(vi)  With the consent of the Committee, any combination of the consideration provided in the foregoing subparagraphs (i), (ii), (iii), (iv) and (v); and

(c)  Full payment to the Company (or other employer corporation) of all amounts which, under federal, state or local tax law, it is required to withhold upon exercise of the Option; with the consent of the Committee, (i) shares of the Company’s Common Stock owned by the Employee for at least six months, duly endorsed for transfer, with a Fair Market Value equal to the sums required to be withheld, or (ii) shares of the Company’s Common Stock issuable to the Employee upon exercise of the Option with a Fair Market Value equal to the sums required to be withheld, may be used to make all or part of such payment; and

(d)  In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Employee, appropriate proof of the right of such person or persons to exercise the Option.

Section 4.4  Conditions to Issuance of Stock Certificates

The shares of stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company.  Such shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a)  The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; and

(b)  The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and

(c)  The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(d)  The receipt by the Company of full payment for such shares, including payment of all amounts which, under federal, state or local tax law, the Company (or other employer corporation) is required to withhold upon exercise of the Option; and

(e)  The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

Section 4.5  Rights as Shareholder

The holder of the Option shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until certificates representing such shares shall have been issued by the Company to such holder.

ARTICLE V.
OTHER PROVISIONS

Section 5.1  Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules and to amend this Agreement provided that the rights or obligations of the Employee are not affected adversely. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

Section 5.2  Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution and subject to consent of the Committee, pursuant to a DRO or to a “Permitted Transferee” (as defined below), unless and until such Option has been exercised, or the shares underlying such Option have been issued, and all restrictions applicable to such shares have lapsed. Any transfer to a “Permitted Transferee” shall be subject to the following terms and conditions: (i) an Option transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by DRO or by will or the laws of descent and distribution; (ii) any Option which is transferred to a Permitted Transferee shall continue to be subject to all the terms and considerations of the Option as applicable to the original holder (other than the ability to further transfer the Option); (iii) the Employee and the Permitted Transferee shall execute any and all documents reasonably requested by the Administrator, including, without limitation, documents to (a) confirm the status of the transferee as a Permitted Transferee, (b) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws and (c) provide evidence of the transfer; (iv) the shares of Common Stock acquired by a Permitted Transferee through exercise of an Option have not been registered under the Securities Act, or any state securities act and may not be transferred, nor will any assignee or transferee thereof be recognized as an owner of such shares of Common Stock for any purpose, unless a registration statement under the Securities Act and any applicable state securities act with respect to such shares shall then be in effect or unless the availability of an exemption from registration with respect to any proposed transfer or disposition of such shares shall be established to the satisfaction of counsel for the Company. As used in this Section 5.2, “Permitted Transferee” shall mean (i) one or more of the following family members of an Employee: spouse, former spouse, child (whether natural or adopted), stepchild, any other lineal descendant of the Employee, (ii) a trust, partnership or other entity established and existing for the sole benefit of, or under the sole control of, one or more of the above family members of the Employee, or (iii) any other transferee specifically approved by the Administrator after taking into account any state or federal tax or securities laws applicable to transferable Options.

Neither the Option nor any interest or right therein or part thereof shall be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution and subject to consent of the Committee, pursuant to a DRO or by a Permitted Transferee, unless and until such Option has been exercised, or the shares underlying such Option have been issued, and all restrictions applicable to such shares have lapsed. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Employee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

Section 5.3  Shares to Be Reserved

The Company shall at all times during the term of the Option reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of this Agreement.

Section 5.4  Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Employee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him.  Any notice which is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.4.  Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.5  Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.6  Construction

This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

Section 5.7  Conformity to Securities Laws

The Employee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

TEGAL CORPORATION

Christine T. Hergenrother
Vice President & Chief Financial Officer

____________________________
Employee

____________________________

____________________________
Address

Employee’s Taxpayer
Identification Number:

____________________________

NON-QUALIFIED STOCK OPTION AGREEMENT (EMPLOYEES)

EXERCISE NOTICE

Tegal Corporation
2201 S. McDowell Blvd.
Petaluma, CA 94954

1. Exercise of Option. Effective as of today, ________________, the undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase _________ shares of the Common Stock (the “Shares”) of Tegal Corporation, a Delaware corporation (the “Company”), under and pursuant to The Sixth Amended and Restated 1998 Equity Participation Plan of Tegal Corporation (the “Plan”) and the Nonstatutory Stock Option Agreement dated _____________ (the “Option Agreement”).

2. Delivery of Payment. Optionee herewith delivers to the Company the full purchase price for the Shares. I hereby elect to pay the Exercise Price by delivery of cash or check to the Secretary of the Company.

In the event I have elected to exercise options via the same day exercise and sale method, you are hereby authorized to instruct __________________ (the “Broker”) to accept the proceeds deriving from the sale of the Shares, and to take the following actions: (i) to deduct from the proceeds of the sale any Company expenses; (ii) to deduct from the proceeds any tax withholding requested by the Company and to request in writing from the Company a statement of the tax amounts to be withheld, if no request has been given by the company; (iii) to deliver the above amounts so deducted to the Company ; and (iv) to deliver the remaining proceed to me as I shall direct the Broker.

These instructions shall be construed as authorizing the Broker and the Company to take any other actions reasonably necessary to effect the purposes hereof and the Broker and the Company may rely upon any statements and undertakings made herein by the undersigned, as if said statements and undertakings were made directly to the Broker and the Company.

I further acknowledge that I shall bear sole responsibility for any commissions and fees relating to the performance of these instructions by the Broker or the Company and any other banking activities and will, upon demand, indemnify and defend the Broker or the Company against any amounts which may be owning in this regard.

3. Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Shareholder. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. In the event Optionee has not sold the Shares in a same day exercise and sale, the Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Plan.

5. Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

Purchaser agrees to satisfy all applicable federal, state and local income and employment tax withholding obligations with respect to the exercise of the Option and, if applicable, the sale of the Shares and will, upon demand, indemnify and defend the Company and if applicable the Broker, against any amounts which may be owning in this regard.

6. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

7. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or by the Company forthwith to the Company’s Board of Directors or the committee thereof that administers the Plan, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or committee shall be final and binding on the Company and on Optionee.

8. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

9. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

10. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

11. Delivery of Payment. Optionee herewith delivers to the Company the full Exercise Price for the Shares.

12. Entire Agreement. The Plan and Notice of Grant/Option Agreement are incorporated herein by reference. This Agreement, the Plan and the Option Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof.

Submitted by:	Accepted by:

OPTIONEE:	TEGAL CORPORATION

By:

Its:

 Address: